Exhibit (a)(5)(iv)

August 31, 2016

Melrose Industries PLC

Completion of Successful Tender Offer for Shares of Nortek

The Board of Melrose Industries PLC (“Melrose” or “the Company”) is pleased to announce today the completion of the tender offer to acquire Nortek, Inc. (“Nortek”).

The offering period for the tender offer by Nevada Corp., a wholly owned subsidiary of Melrose, to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Nortek for $86.00 per Share net, in cash and without interest, expired at 2:00 a.m., New York time, on August 31, 2016.  The transfer agent for the tender offer has advised Melrose that, as of the expiration of the tender offer, a total of approximately 14,860,844 Shares of Nortek had been validly tendered and not validly withdrawn (excluding those that have been tendered by notice of guaranteed delivery), representing approximately 93% of Nortek’s outstanding Shares.  All Shares that were validly tendered and not validly withdrawn were accepted for payment today.

Shortly after the acceptance of those Shares validly tendered, Melrose completed the acquisition of Nortek through a merger of one of its subsidiaries with and into Nortek.  As a result of the merger, each outstanding Share of Nortek that was not acquired in the tender offer (excluding any Shares held as treasury stock and any Shares as to which appraisal rights have been validly exercised under Delaware law) has been converted into the right to receive $86.00 per Share net, in cash and without interest, the same price that was paid in the tender offer.  Following the completion of the merger, Nortek is now an indirect wholly owned subsidiary of Melrose. Steps shall now be taken to cancel the listing of Nortek’s Shares on the NASDAQ.

Enquiries:

Montfort Communications
Charlotte McMullen	+44 (0) 203 514 0897
Sophie Arnold

IMPORTANT NOTICE:

This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose Industries PLC or any other entity. No securities of Melrose have been, or will be, registered under the U.S. Securities Act of 1933 (the “Securities Act”), as amended or under the securities laws of any state, or other jurisdiction of the United States and may not be offered, sold or transferred, directly or indirectly, within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the securities laws of any state or other jurisdiction of the United States.